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                                                                   EXHIBIT 10.5
                                   AGREEMENT

         THIS AGREEMENT is entered into this 15th day of September 1999 by and between STC BROADCASTING INC., OWNER AND OPERATOR OF TELEVISION STATIONS KFYR-TV, BISMARCK; KQCD-TV, DICKINSON; KUMV-TV, WILLISTON, AND KMOT-TV, MINOT (hereinafter referred to as the "Company"), and LOCAL UNION NO. 714, INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS, AFL-CIO (hereinafter referred to as the "Union"). This entire Agreement supersedes and replaces any and all previous Agreements, if any exist.

                                   ARTICLE 1
                         RECOGNITION AND SCOPE OF WORK

         1.1. The Company recognizes the Union as the sole and exclusive bargaining agent with respect to rates of pay, wages, hours and all other conditions of employment for all employees covered by this Agreement.

         1.2. The term "Employee" as used in this Agreement shall mean and include all full time and regular part-time transmitter and studio control technicians now or hereafter employed by the Employer, its successors or assigns during the term of this Agreement, excluding all other employees, guards and supervisors as defined in the act.

                  Attached as Appendix "A" is a listing of the employees currently covered by the Agreement. Any future or replacement employees who regularly perform the functions of these positions for twenty (20) or more hours per week shall be included in the bargaining unit.

                                   ARTICLE II
                          PURPOSE AND DUES DEDUCTIONS

         2.1. It is the intent and purpose of the parties that this Agreement shall serve to establish and promote better understanding, harmony and cooperation between the Company, the Union and the employees covered hereby; to assure at all times maximum production and quality at lowest possible costs consistent with the principle of a fair days's work for a fair day's pay; to provide an orderly procedure for the prompt and fair disposition of any grievances that might arise; and to set forth the sole and entire agreement between the Company and the Union with respect to wages, hours and all other terms and conditions of employment.

         2.2 The Employer agrees, upon receipt of voluntary written instructions by an Employee, who is a member of the local Union, to deduct Union dues from the member's paycheck once each month and to promptly pay over to the Financial Secretary of the Union, the gross amount deducted. It is understood that the voluntary written instructions to the Employer authorizing the deduction of Union dues will not be revocable for one (1) year or until the termination date of this Agreement, whichever occurs sooner.

                                  ARTICLE III
                      NONDISCRIMINATION AND NONFAVORITISM

         3.1. Neither the Company nor the Union will discriminate against or favor an


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employee in respect to any term or condition of employment because of the employee's union membership, non-union membership, union activity, age, sex, race, creed, color, marital status or national origin.

         3.2. The Union agrees that neither it nor its members will solicit Union membership on Company time or conduct on Company time any Union activity other than the handling of grievances with the Company as provided in this Agreement.

                                   ARTICLE IV
                              MANAGEMENT'S RIGHTS
         4.1 The Union recognizes and agrees that the Company reserves and retains the sole and exclusive right to manage its business and to direct the working force except only to the extent that express provisions of this Agreement specifically limit or qualify this right. Except as specifically limited by express provisions of this Agreement, the Company's right to manage its business includes, but is not limited to, the right to hire, promote, demote, transfer and assign and direct employees; to discipline, suspend or discharge for just cause; to retire or relieve employees from duty because of lack of work or other legitimate reasons including, but not limited to, failure to meet reasonable physical standards which may be established from time to time and which may be revised at any time; to make and enforce reasonable plant rules of conduct and regulations not inconsistent with the provisions of this Agreement; to increase or decrease the working force; to determine the number of departments and the work to be performed therein; to determine the work to be performed, products to be manufactured, if any, and the methods, processes, equipment and materials to be employed; to determine quality; and establish reasonable work standards; to determine the number of hours per day or per week operations shall be carried on; to establish and change work schedules and assignments; to subcontract; to discontinue or relocate all or any portion of the operations now or hereafter carried on by the Company; to schedule hours of work, including overtime; to determine job content and to maintain safety, efficiency and order in the plant. The exercise or nonexercise of rights retained by the Company shall not be deemed to waive any such right or the discretion to exercise any such right.

         4.2 CHANGES IN EQUIPMENT, OPERATIONS OR WORK ASSIGNMENTS. Recognizing the employee's desire for job security, the Company agrees that when it is planning changes in equipment, operations or work assignments that will involve an increase or reduction in employees covered under this contract, it will notify the Union thirty (30) days in advance of the effective date, and if requested, meet with the Union for a discussion of the changes.

         4.3. CHIEF ENGINEERS. Chief Engineers and any Maintenance Engineers are free to do any type of work without restriction by or coverage under this Agreement. The Company shall not designate employees as Chief Engineers for the purpose of circumventing this Agreement.

         4.4. JURISDICTION. The Company agrees that it will observe the jurisdictional areas of the work performed by the unit employees in the past and the work jurisdiction of the Union to the extent that such can be done without impairing the Company's right to assign unit and non-unit employees' work in such manner as will permit the maximum efficiency and economy in the operations of the Company.


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         4.5.     LAYOFFS. Should it become necessary at any time for the
Employer to lay off any technician for any reason other than misconduct, the Employer shall give the Employee at least twenty-four (24) hours notice, in writing, of such layoff. In the event of a layoff, the ability and qualifications of the technicians shall be determinative. Where ability and qualifications are deemed to be equal between two or more technicians, seniority shall serve as the tie-breaker, with technicians to be laid off in inverse order of their length of service as technicians with the Company. Laid off technicians shall receive two weeks (80 hours) pay at their regular rate of pay, commencing with the date of notice of layoff. If the vacant position created by the layoff is to be filled within a period of ninety (90) days from such layoff, the technician laid off shall be given preference in filling such vacancy at a salary commensurate with the Employee's length of service at the time of the Employee's layoff. When re-employing technicians with seniority rights, the Company shall be required to give the Employee and the Local Union written notice by certified mail to the Employee's last known address of its desire for such Employee to return to work. After five (5) working days, upon failure to return to work, after the above requirements have been carried out by the Company, such Employee will have forfeited his or her full seniority rights.

                                   ARTICLE V
                             PROBATIONARY EMPLOYEES
         5.1      New employees, including those rehired after a break in
continuity of service, shall be considered probationary employees until they have completed one hundred twenty (120) work days of service with the Company, after which they shall be credited with seniority from their last date of hire. The discharge or discipline of probationary employees shall not be subject to notice or to the grievance and arbitration procedures of this Agreement.

         5.2. Probationary time shall not be accumulated by temporary employees, employees hired as vacation replacement, and new employees undergoing training away from the job site. Part-time employees who perform work under this contract for less than twenty (20) hours per week in half or more of their work weeks shall not accumulate probationary time. Part-time employees who perform work under this contract for more than twenty (20) hours per week in half or more of their work weeks shall accumulate probationary time as a part-time employee but shall not be guaranteed any number of working hours per week regardless of any other condition in this contract. A regular part-time employee who has served his or her probationary period, and who is designated a full-time employee, need not repeat the probationary period. A regular part-time employee shall not accrue seniority until designated a full-time employee.

                                   ARTICLE VI
                                     HOURS
         6.1. WORK WEEK. The basic work week for all covered employees shall consist of a forty (40) hour week in five (5) days at eight (8) hours per day with two (2) consecutive days off, or such other combination of days and hours as deemed appropriate by the Employer (i.e., four (4) days at ten (10) hours per day) as long as the employee is not subject to split shifts, and, further, is scheduled so as to receive at least two (2) consecutive days off. Additionally, no employee shall be scheduled for a shift assignment that is less than four (4) hours nor more than


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twelve (12) hours. The work day shall be exclusive of a one-hour or one-half hour unpaid lunch break, which shall be determined on a case-by-case basis by the Department Head in consultation with the General Manager. Employees shall not be required to take time off for overtime worked or to be worked.

         6.2. MINIMUM CALL. Once an employee has left the premises at the conclusion of his or her shift, the minimum call for all overtime work shall be three (3) hours. Unless otherwise agreed, employees shall be required to work the entire call when pre-scheduled.

         6.3. TOUR OF DUTY. A tour of duty beginning in one day and continuing into the following day shall be considered as one assignment and attributed to and deemed to have been performed in total on the day when such tour was started.

         6.4. TURN AROUND. There shall be a break of at least eight (8) hours between the termination of the employee's last work shift and the commencement of his/her next work shift. Employees who are required to work during their turnaround periods will receive time and one-half compensation for the hours worked by them during the turnaround period.

         6.5. PART-TIME EMPLOYEES. Part-time employees may be utilized to perform bargaining unit work on a daily basis. Individual part-time employees may not be normally scheduled to work more than twenty-four (24) hours in any seven (7) day period commencing with such employee's first work day in that period. Such part-time employees shall not be scheduled to work beyond twelve
(12) consecutive hours on any day. The Employer agrees that it will not employ combinations of part-time employees so as to utilize them to supplant full-time bargaining unit positions. In the event of a reduction in force, part-time employees shall be laid off first.

         6.6. PERFORMANCE OF BARGAINING UNIT WORK. Nothing shall prevent nonbargaining unit personnel from performing bargaining unit work in the case of emergency, instructional or training purposes, or vacation or sick leave relief, nor shall it prevent the Station from temporarily assigning bargaining unit employees, if qualified to perform duties associated with nonbargaining positions or promoting same to nonbargaining unit positions.

         6.7. INTERNS. The Station may utilize the services of interns or others who qualify as persons with special needs for the purposes of broadcast training, course credit or mentoring programs. Such persons may be utilized to assist the Station in its operations and will perform services under the general supervision of Station Management and bargaining unit employees. Interns may not be used in a manner which supplants bargaining unit positions.

         6.8. Employees who work in excess of forty (40) hours within the basic work week shall be paid for such overtime work at one and one-half (1-1/2) the straight-time rate of pay.

         6.9. Any employee who works in excess of his/her scheduled shift assignment shall receive overtime compensation at one and one-half (1 1/2) his/her hourly rate for such overtime worked on that day.

         6.10. Employees entitled to overtime pay for work performed under two or more provisions of this Agreement shall receive the highest rate provided for such hours of work, but overtime shall not be compounded or paid twice for the same hours worked, and in no case shall overtime be pyramided upon overtime.


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                                  ARTICLE VII
                               PAY AND ALLOWANCES

         7.1. INITIAL ADJUSTMENT. Any bargaining unit member who was employed as of September 15, 1999 at a base hourly rate of less than Nine Dollars ($9.00) shall receive a raise to Nine Dollars ($9.00) base hourly rate, effective September 15, 1999.

         7.2.     CONTRACT EXECUTION BONUS.
                  7.2.1. Any bargaining unit Employee earning less than Nine Dollars ($9.00) per hour base rate prior to the commencement of this Agreement shall receive a one-time only Five Hundred Dollars ($500.00) bonus upon execution of this Agreement.

                  7.2.2. All bargaining unit Employees earning more than Nine Dollars ($9.00) per hour base rate prior to the commencement of this Agreement shall receive a one-time only Two Hundred Fifty Dollars ($250.00) bonus upon execution of this Agreement.

         7.3. In addition, effective September 15, 1999, bargaining unit Employees shall receive a four (4%) percent raise to the base hourly rate each was previously receiving.

         7.4. Effective September 15, 2000, bargaining unit Employees shall receive a three (3%) percent raise to the base hourly rate each was previously receiving.

         7.5. Effective September 15, 2001, bargaining unit Employees shall receive a three (3%) percent raise to the base hourly rate each was previously receiving.

         7.6. Effective September 15, 2002, bargaining unit Employees shall receive a three and one-half (3.5%) percent raise to the base hourly rate each was previously receiving.

         7.7. NEW EMPLOYEES. All new replacement Employees hired after the commencement of this Agreement shall receive a minimum entry (hiring) rate of Eight Dollars ($8.00) per hour and thereafter, receive raises in accordance with the above schedule of increases.

                                  ARTICLE VIII
                             VACATION AND HOLIDAYS
                                 -- VACATION --

         8.1. VACATION ENTITLEMENT. Vacation benefits apply to regular full-time employees and eligible regular part-time employees as noted below. Temporary or seasonal employees are not eligible for paid vacation. Vacation entitlement is based upon the Station's calendar year. Eligible employees earn vacation according to the following scale:


                  Length of Service
                  at Beginning of
                  Station Calendar Year                       Amount of Vacation
                  ---------------------                       ------------------
                  Less than 5 years                                    2 weeks
                  5 years up to 15 years                               3 weeks
                  15 Years or more                                     4 weeks

                  Regular part-time employees who work an average of twenty
(20) hours or more per week and who have been employed for more than one (1) year of continuous service, shall receive vacation benefits on a pro rata basis. For example, an eligible part-time employee who has worked an average of twenty (20) hours per week would receive two (2) weeks of vacation


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calculated at twenty (20) hours per week.
                  During the full-time employee's initial year of hire, he or she will be entitled to vacation as follows: If he or she was hired during:


                           January through March                                8 days
                           April through June                                   5 days
                           July through September                               3 days
                           October through December                             no vacation time

                  No vacation time may be taken within the first ninety (90) days of employment.
                  Vacations cannot be accumulated and must be taken during the calendar year granted and will be forfeited at year end unless the employee's failure to utilize such vacation leave is caused by a change in the employer's scheduling needs. Payment will not be made in lieu of time not taken.

         8.2. VACATION PREFERENCE. Every effort shall be made to give employees their preferred dates for vacation. However, since vacations should be arranged for proper operation of the Station, the scheduling of vacations will be at least sixty (60) days prior to the dates requested, or at the time vacation schedules are requested by the Station.

         8.3. VACATION RELIEF. In the event it is necessary to retain vacation relief personnel, the Employer may do so and such relief employees need not be employed under the terms and conditions of this Agreement unless they work in excess of sixty (60) days in a year.

         8.4. VACATION PAY AT TERMINATION. As long as an employee provides at least two (2) weeks' advance notice of resignation in writing, he or she shall be entitled to receive pay at termination for accrued but unused vacation leave for that year. Similarly, if an employee has utilized more vacation days at the time of separation than he or she has earned for the calendar year, the Employer is authorized to deduct an amount representing such overage from the employee's final paycheck.

         8.5. OTHER. Vacations should normally be taken in units of at least one week. Eligible bargaining unit employees may take up to one (1) week of their vacation allotments in units of less than one (1) week (i.e., one (1) full day at a time) subject to the scheduling needs of the Station. Any vacation hours paid will not be considered time actually worked in the calculation of overtime compensation unless such hours were actually worked by the employee during the vacation period.

                  There will be no compensatory time off for an illness or accident which occurs after an employee has started a regularly scheduled vacation.

                                 -- HOLIDAYS --
         8.6. HOLIDAYS. All regular full-time employees are eligible for the following fixed holidays:

                           1. New Year's Day
                           2. Thanksgiving Day
                           3. Christmas Day


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                  In addition to these scheduled holidays such employees will receive six (6) additional floating holidays each year. Four (4) of the floating holidays must be taken during the first three (3) quarters of the year.

                  During the initial calendar year of hire, a full-time employee will be entitled to floating holidays as follows: If the employee was hired:


                           January through March               5 days
                           April through June                  4 days
                           July through September              2 days
                           October through December            1 day

                  Floating holidays are available for the observance of religious holidays by any Station employee. Floating holidays must be scheduled in advance as mutually agreed upon with the employee department manager. Schedules will be established at the beginning of the year based upon seniority. All floating holidays must be taken in whole-day increments. These days cannot be carried over from year to year, unless the employee's failure to utilize them is caused by a change in the employer's scheduling needs, and will be forfeited if not taken prior to termination of employment.

         8.7. HOLIDAY PAY. The following will govern holiday and overtime pay in a week, during which a recognized (fixed) holiday falls:

                  8.7.1. All hours actually worked on a fixed holiday will be paid at the rate of one and one-half (1-1/2) times the Employee's normal hourly rate.

                  8.7.2. Only those employees authorized to do so will work on holidays.

                  8.7.3. During the weeks in which an employee receives holiday pay, the number of holiday hours for which the employee is paid will not be considered as hours actually worked for the calculation of overtime compensation in determining eligibility for overtime payment for such a week unless such hours were actually worked by the employee on the holiday.

                  8.7.4. If an Employee is required to work on any of his or her previously scheduled floating holidays, the Employee shall receive his or her normal hourly rate for such work performed on such days plus the holiday pay for that day. In the event that the work performed on the floating holiday would result in the Employee exceeding forty (40) hours for that week (excluding holiday pay), such Employee shall receive compensation at the rate of one and one-half (1-1/2) times his or her hourly rate for such time worked in excess of forty (40) hours for that week.

                           Alternatively, the Employer and Employee may
mutually agree that, in lieu of such additional payment, the Employee may substitute another floating holiday for work performed on the floating holiday in questions.

         8.8. Regular full-time employees not working the fixed holiday will receive straight time, eight (8) or ten (10) hours pay, depending on their normal schedule.

         8.9. If a holiday falls on a regular full-time employee's regularly-scheduled day off, the employee will receive an additional day off in lieu of the holiday. This additional day off will be scheduled at the convenience of the Station and employee.

         8.10. If the holiday occurs during a regular full-time employee's vacation, an additional


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vacation day may be taken, provided it is authorized and scheduled in advance.

         8.11. Regular full-time employees working less than eight (8) hours will receive eight (8) hours holiday pay plus the hours actually worked, but the eight (8) holiday hours will not count as hours actually worked for the calculation of overtime compensation unless such hours were actually worked by the employee on the holiday.

         8.12. When a Station holiday falls on Sunday, the following Monday will be observed as the holiday. If a holiday falls on Saturday, the preceding Friday will be observed as the holiday.

                                   ARTICLE IX
                                    ABSENCES

         9.1. SICK LEAVE. Sick leave is intended to provide pay for occasional absences caused by illnesses or accidents. Sick leave is not intended as personal days or holidays. Abuse of the sick leave benefit can result in disciplinary action and dismissal.

                  As of January 1 of each year, all regular full-time employees, will be paid their normal salary for a period of up to 80 hours, in a calendar year. Each employee will be allowed to carry over any unused time, up to a maximum of 80 hours (the maximum available at any January 1 would be 160 hours). During the year of hire, an employee will be entitled to sick leave as follows:

                  If the employee was hired during:

                           January through March              8 days
                           April through June                 5 days
                           July through September             3 days
                           October through December           1 day

                  No paid sick leave may be used within the first ninety (90) days of employment.

                  If an employee is absent due to an injury that is covered by State Workers' Compensation Laws, and absent from work beyond the Station's sick leave allowance, the Station will pay the difference between that which Workers' Compensation will pay and the employee's basic salary for a period not to exceed four (4) weeks.

                  The number of sick leave hours used will not be considered as hours actually worked for the calculation of overtime compensation. No payment of unused time will be made at the end of the year, at the time of termination, or upon sale of Station. The employee's supervisor may require a physician's signed statement of treatment for payment of sick leave. No payment will be made under this sick leave policy for disabilities, illness or injury caused while performing services for another employer.

         9.2. EMERGENCY LEAVE. Emergency Leave is intended for an employee who periodically needs to provide care for an immediate family member (spouse, daughter, son, mother, father, mother-in-law, father-in-law, grandparent, grandchild, or another relative residing in the employee's residence) who is sick, injured or disabled due to illness or injury. Any emergency leave time that is used will be deducted from the employee's sick leave hours. The maximum allowable usage of sick leave for emergency leave is 40 hours in a calendar year. The Company may require a physician's certificate verifying the need for emergency leave. Any hours paid for emergency leave will not count as time actually worked for the calculation of


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overtime compensation.

         9.3. BEREAVEMENT LEAVE. Employees shall be entitled to bereavement leave in accordance with the Employer's plan offered nonbargaining unit employees per the Employee Handbook.

         9.4. JURY DUTY. Employee shall be entitled to jury duty leave in accordance with the Employer's plan offered nonbargaining unit employees per the Employee Handbook.

         9.5. FAMILY AND /OR MEDICAL LEAVE OF ABSENCE. Employees shall have the right to take unpaid leaves of absence in accordance with the Employer's policy relative to the Family and Medical Leave Act as provided to nonbargaining unit employees as per the Employee Handbook.

         9.6. MILITARY LEAVES. Employees shall have the right to take military leave in accordance with the provisions for military leaves provided to nonbargaining unit employees as per the Employee Handbook and in accordance with applicable law as it relates to ordered military duty.

         9.7. UNION LEAVES. The Union may designate an employee who shall be granted a reasonable short-term unpaid leave of absence for the purpose of attending to Union business, subject to the operational needs of the Station.

         9.8. OTHER PERSONAL LEAVE. Should urgent circumstances arise, employees may request an unpaid leave for personal reasons. All earned vacation time must be taken before any leave begins. Personal leaves are limited to a maximum of thirty (30) days after the full use of vacation time.

         9.9. CHILD BEARING LEAVE. Employees shall have the right to take maternity leave in accordance with the provisions for maternity leave provided to nonbargaining unit employees as per the Employee Handbook.

         9.10. REFERENCE TO EMPLOYEE HANDBOOK. Employees shall be eligible to receive the leaves and benefits contained in Sections (2) through (9) in accordance with the terms and conditions set forth in the Employee Handbook (covering all employees) in use at the stations effective upon the commencement of this Agreement.

                                   ARTICLE X
                          INSURANCE AND OTHER BENEFITS

         10.1. HEALTH, DENTAL AND VISION COVERAGES. During the term of this Agreement, employees and their dependents shall receive health, dental and vision benefits in accordance with the Employer's plans in effect as of the execution of this Agreement. The Employer has the right to amend the plan or carrier as long as the benefits are not significantly reduced.

                  The Union's designated Committee shall have the right to review the Plan after each year and make suggestions, where appropriate, relative to the Plan.

                  All eligible employees will make contributions consistent with the nonbargaining unit employees.

         10.2 LIFE INSURANCE. During the term of this Agreement, all full-time employees shall receive, at no cost to the employee, life insurance coverage in accordance with the Employer's coverage plans afforded to non-bargaining unit employees at the Stations.

         10.3. LONG AND SHORT-TERM DISABILITY INSURANCE. During the term of this Agreement, the Employer shall provide, at no cost to the employee, long and short-term


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disability insurance coverage for each full-time employee. Such coverages shall be in accordance with the Employer's disability insurance plans afforded to nonbargaining unit employees at the Station.

         10.4. LONG-TERM CARE PLAN. During the term of this Agreement, the Employer shall provide at no cost to the employee, the benefits of the long-term care coverage plan, for each full-time employee. Such coverage shall be in accordance with the Employer's coverage plans afforded to nonbargaining unit employees at the Station.

         10.5. TRAVEL ACCIDENT BENEFIT PLAN. During the term of this Agreement, the Employer shall provide, at no cost to the employee, the benefits of the travel accident benefit plan for each full-time employee. Such coverage shall be in accordance with the Employer's coverage plans afforded to nonbargaining unit employees at the Station.

         10.6. 401(K) BENEFITS. Employees covered by this Agreement shall be eligible to participate in the Employer's 401(k) savings plan at the same rate and benefit levels provided to nonbargaining unit employees. All Employer and administrative costs and expenses associated with the Plan shall be borne by the Employer and no charges for same shall be made against participating employee accounts.

                                   ARTICLE XI
                              TOOLS AND EQUIPMENT

         11.1. The Company shall furnish all tools and equipment necessary for the installation, repair and maintenance of equipment.

                                  ARTICLE XII
                             NO STRIKE OR LOCKOUTS

         12.1. There shall be no strikes, sympathy strikes, work stoppages, lockouts, interruptions or impeding of work during the term of this Agreement. No officer or representative of the Union shall authorize, instigate, aid or condone any such activities, and no employee shall participate in any such activities. In the event of an unauthorized strike or work stoppage, the Union shall take all affirmative action legally available to stop such action. The Union will: (a) immediately notify all Union members employed under this Agreement that the strike is unauthorized and in violation of the contract; (b) state in writing to all Union members employed under this Agreement that the strike is in violation of the Agreement; (c) make every effort possible to induce its members to cease such acts.

         12.2. The Company will not require any employee to cross any picket line. If in the picket line, the Employee or his/her family is subject to actual or threatened violence, and local police are unable to protect the safety of the Employee and his/her family.

         12.3.    If either party has proposed changes to this Agreement under
Article 17.1, and ninety (90) days have elapsed after the Agreement anniversary date without concurrence on the proposed changes by the parties, this entire
Article XII shall be suspended until an agreement shall be reached between the parties.

                                  ARTICLE XIII
                              GRIEVANCE PROCEDURE


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

         13.1. DEFINITION. For the purpose of this Agreement, the term "grievance" is a claim by the Union or an Employee that a party is violating or has violated a provision or provisions of the Agreement.

         13.2. COMMITTEE. For the purpose of handling and processing a grievance hereunder, the Company will recognize a committee consisting of no more than two (2) Employees. The Union shall furnish the Company a written list of the names of stewards and shop committee members and shall promptly give notice of any changes in such officials.

         13.3. PROCEDURE. Grievances shall be handled and processed in accordance with the following procedure:

                  STEP ONE: The grievance shall be taken up with the immediate supervisor of the aggrieved employee by the Union steward within three (3) working days after the date of the occurrence which is the subject of the grievance. For purposes of this section, date of occurrence in wage related disputes shall be the date upon which the Employee received the paycheck which is disputed. If the grievance is not satisfactorily settled within two (2) working days after it is presented in this Step One, it shall be reduced to writing by the Union and presented to the Employee's General Manager within three (3) working days following the answer of the affected Employee's immediate supervisor. The written grievance shall specify the alleged violation of the contract and cite the section and article of the Agreement involved.

                  STEP TWO: A grievance presented in this Step Two shall be discussed between the General Manager or representative and the shop committee, within five (5) working days after being presented to the General Manager as provided in Step One. A business representative of the Union may also be present. Such discussion shall be held at a day and time selected by mutual agreement. The decision on the grievance shall be rendered within three (3) working days. In the event the grievance remains unresolved, the Union may process it to arbitration in accordance with Article XV.

         13.4. INDIVIDUAL CLAIMS. Notwithstanding any other provision of this Agreement, any Employee shall have the right at any time to present grievances to the Company and to have such grievances adjusted without the intervention of the Union as long as the adjustment is not inconsistent with the terms of this Agreement; provided, that the Union steward has been notified of such grievance and that a Union representative has been given an opportunity to be present at such adjustment.

         13.5. No Employee, member of a shop committee, or other official of the Union employed by the Company shall leave his/her work for the purpose of handling or processing grievances without permission of his/her immediate supervisor. Such permission shall not be unreasonably withheld.

         13.6. Failure of the aggrieved Employee, Union or Company to comply with any of the time limits provided in this Article XIII shall automatically move the grievance to the next step of the grievance or arbitration procedure.

         13.7. The time limits provided in this Article XIII may be extended by mutual written consent of the parties.

                                  ARTICLE XIV
                            DISCIPLINE AND DISCHARGE


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

         14.1. JUST CAUSE. No employee covered by this Agreement who has completed his or her probationary period shall be suspended, demoted or dismissed without just and sufficient cause. Without limitation on the Employer's right to determine grounds for discipline or discharge, the following items are listed as examples of just and sufficient cause for termination:
                  Violation of safety or security regulations.
                  Excessive absenteeism or tardiness.
                  Falsification of records or information.
                  Theft of Station or another employee's property.
                  Possession of firearms or weapons on Station property. Deliberate destruction of or damage to Station property, or the property of a fellow employee.
                  Bringing or selling intoxicants or narcotics, having
                           intoxicants or narcotics in one's possession or being under the influence of an intoxicant or narcotic on Company property or while on Company business.
                  Performing personal work on Company time.
                  Improper conduct, such as sexual harassment or any other behavior recognized as improper by a reasonable and prudent individual.
                  Unsatisfactory job performance or neglect of duty. Violation of any Company rules.
                  Insubordination.

         14.2. INTERVIEWS AND INVESTIGATIONS. The Employer will ensure that an employee, upon his or her request, shall have the opportunity to have a Union representative present at any interview or investigation conducted by the Employer or its Representatives if the charges against the employee could lead to discharge.

                                   ARTICLE XV
                                  ARBITRATION

         15.1. Any grievance which remains unsettled after having been fully processed pursuant to the provisions of Article XIII shall be submitted to arbitration upon written request of either party to this Agreement. Such request must be made within thirty (30) days after the final decision of the Company has been given to the Union pursuant to Article XIII. This written request shall contain a statement of the issue in dispute and the remedy of settlement requested. If written request for arbitration is not made within the thirty (30) day period, the grievance shall be considered settled and closed for all purposes and the decision of the Company shall be considered as binding upon the parties; provided, that said time limit may be extended by mutual written consent of the parties.

         15.2. PROCEDURE. A request for arbitration shall be referred to a Board of Arbitration consisting of one (1) representative of the Employer, one
(1) representative of the Union, and a third member to be selected by these two representatives, who shall be the Chairman. In the event the two representatives of the Board of Arbitration shall fail to select a third member within five (5) days, the Director of the Federal Mediation and Conciliation Service shall be asked for a list of five (5) names of individuals who live within five hundred (500) miles


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

of Bismarck, North Dakota. The representative of the party requesting arbitration shall first strike a name from the list and the representative of the other party shall strike a name and so on until only a single name remains. The name remaining on the list shall become the third member of the Board of Arbitration. In the selection of the arbitrators, and the conduct of any arbitration, either party may, if it desires, be represented by counsel.

         15.3. The award of the arbitration board on any grievance subject to arbitration as herein provided shall be final and binding upon all parties to this Agreement; provided, that no arbitration board shall have any authority to add to, detract from, or in any way alter the provisions of this Agreement. The only question to be determined by the arbitration board in cases involving disciplinary penalties shall be whether such penalties have been imposed without just cause. If the arbitration board finds a penalty to have been imposed without just cause, it may order the Company to take such action as will restore the Employee any loss of pay or employee status which the Employee may have suffered by reason of the Company's action.

         15.4. MULTIPLE GRIEVANCES; EXPENSES. No more than one grievance may be submitted to or be under review by any one arbitration board at any one time unless by mutual agreement by the parties. Each party shall defray the expenses of its representative on the board. The fees and expenses of the third board member shall be determined in advance by agreement of the parties, and shall be borne mutually by the parties. Each of the parties shall pay the full cost of presenting its own case, including payments to technical experts engaged for testimony and all other witnesses.

                                  ARTICLE XVI
                               GENERAL PROVISIONS

         16.1. The Business Representative or the Union steward administering this Agreement shall be permitted access to the Company's premises to inspect technical operations or discuss Union business; provided, that prior clearance for each visit is obtained from the Company and such visit does not unduly interfere with Company operations. Clearance for such visits shall not be unreasonably withheld by the Company.

         16.2. The parties acknowledge that during the negotiations which resulted in this Agreement, each had unlimited right and opportunity to make demands and proposals with respect to any subject or matter not removed by law from the area of collective bargaining, and that the understandings and agreements arrived at by the parties after the exercise of that right and opportunity are set forth in this Agreement. Therefore, the Company and the Union, for the life of this Agreement, each voluntarily and unqualifiedly waives the right, and each agrees that the other shall not be obligated to bargain collectively with respect to any subject or matter referred to, or covered in this Agreement, or with respect to any subject or matter not specifically referred to or covered in this Agreement, even though such subject or matter may not have been within the knowledge or contemplation of either or both of the parties at the time that they negotiated or signed this Agreement.

                  In the event new job classifications are added during the term of this Agreement, either by mutual consent or by determination of the National Labor Relations Board, the Company agrees to meet with representatives of the Union to negotiate such new job classifications and wage rates for the employees so affected. This provision, Section 16.2, shall


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

not restrict the rights of the parties to propose any amendments for collective bargaining at anniversary dates in accordance with Section 17.1. of this Agreement.

                                  ARTICLE XVII
                            DURATION AND TERMINATION

         17.1. This Agreement shall take effect the 15th day of September, 1999, and remain in effect through the 14th day of September, 2003. It shall continue in effect from year to year thereafter unless changed or terminated in the way provided herein. After the expiration of the initial four (4) year term of the Agreement on September 14, 2003, either party desiring to change or terminate this Agreement shall notify the other, in writing, not less than sixty (60) days prior to the first day of September of any year. Whenever notice is given for changes, the exact nature of the changes must be reduced to writing and signed by the parties hereto and shall become a part of this Agreement. However, changes can be made at any time by mutual consent and in writing.

STC BROADCASTING INC.,                          INTERNATIONAL BROTHERHOOD
OWNER AND OPERATOR OF TELEVISION STATIONS       OF ELECTRICAL WORKERS, LOCAL
KFYR-TV, KQCD-TV,                               UNION NO. 714, AFL-CIO
KUMV-TV AND KMOT-TV

By: /s/ Holly Steuart                           By: /s/ Dick Bergstadt
   ------------------                              -------------------
Date: 9/30/99                                   Date: 9/15/99


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